EXHIBIT 10.3

MANAGEMENT SERVICES AGREEMENT

BY AND AMONG

PAINCARE ACQUISITION COMPANY V, INC.

INDUSTRIAL & SPORT REHABILITATION, LTD., d/b/a

ASSOCIATED PHYSICIANS GROUP,

ASSOCIATED PHYSICIAN GROUP, LTD.

AND

JOHN VICK

DATED AS OF

APRIL 25, 2003

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	4.11	Licensing and Accreditation.	9

	4.12	Information.	10

	4.13	Advancement of Certain Costs.	10

	4.14	Stock Ownership Restrictions.	10

	4.15	Actions Requiring Manager’s Consent.	10

5.	QUALITY AND UTILIZATION MANAGEMENT; PEER REVIEW.		11

	5.1	Quality and Utilization Management.	11

	5.2	Peer Review.	12

6.	MANAGED CARE CONTRACTING AND ADMINISTRATION.		12

	6.1	Contracting.	12

	6.2	Contract Administration.	12

	6.3	Network Development.	13

	6.4	Cooperation; Compliance.	13

7.	BUDGET.		13

8.	MANAGER’S COMPENSATION.		13

	8.1	In General.	13

	8.2	Payment of Management Fee.	14

	8.3	Security Interest.	14

	8.4	Assignment of Practice Receivables.	15

9.	INSURANCE.		15

	9.1	In General.	15

	9.2	Contracting Providers.	16

	9.3	Tail Insurance.	16

10.	RESTRICTIVE COVENANTS.		16

	10.1	Covenants of PC and the Physicians.	16

	10.2	Enforcement.	17

	10.3	Revision; Severability.	17

11.	TERM AND TERMINATION.		17

	11.1	Term.	17

	11.2	Termination by PC on Manager’s Misappropriation.	17

	11.3	Specific Termination by Manager.	18

	11.4	Other Termination.	18

	11.5	Effect of Termination.	19

	11.6	Contract Modifications for Prospective Legal Events.	19

12.	RECORDS AND RECORDKEEPING.		19

	12.1	Access to Information.	19

	12.2	Ownership and Inspection of Records.	19

	12.3	Confidentiality of Records.	20

	12.4	Storage of Records.	20

13.	INTELLECTUAL PROPERTY AND OTHER PROPRIETARY INFORMATION.		20

	13.1	License of PC Name and Logo.	20

	13.2	Proprietary Property.	20

	13.3	Use of Management Information System (MIS).	20

		13.3.1 PC’s Use of Manager’s MIS.	20

		13.3.2 Manager’s Use of PC’s MIS.	21

	13.4	Confidentiality.	21

14.	MISCELLANEOUS.		21

	14.1	Governing Law; Jurisdiction.	21

	14.2	Amendment.	21

	14.3	Assignment.	22

	14.4	Requirement of Good Faith.	22

	14.5	Force Majeure.	22

	14.6	Indemnification.	22

	14.7	Access to Records.	22

	14.8	Waivers.	23

	14.9	Severability.	23

	14.10	Entire Understanding.	23

	14.11	Further Assurances.	23

	14.12	Notices.	23

	14.13	Headings.	24

	14.14	Construction.	24

14.15	Remedies Cumulative.	24

14.16	Attorneys’ Fees.	24

14.17	Authorized Persons.	24

14.18	Counterparts.	24

14.19	Survival.	24

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (the “Agreement”) is entered into as of this 25th day of April, 2003, by and among PAINCARE ACQUISITION COMPANY V, INC., a Florida corporation (“Manager”), INDUSTRIAL & SPORT REHABILITATION, LTD., an Illinois corporation (“Company”), ASSOCIATED PHYSICIAN GROUP, LTD, an Illinois professional corporation (“PC”, and together with the Company, the “Practice Operator”) and, for purposes of Sections 4.14 and 4.15 only, JOHN VICK, as the sole shareholder of Company and PC. (“Dr. Vick”). Manager, Company, PC and Dr. Vick are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A. Company is an Illinois business corporation which conducts a medical practice at one or more office practice locations in the State of Illinois, and PC is a newly formed Illinois professional corporation which will be acquiring the Medical Assets of the Company and thereafter conducting a medical practice at one or more office practice locations of the Company in the State of Illinois upon receipt of a Medicare provider number;

B. Manager is in the business of providing comprehensive management, administrative and support services to medical practices to enhance the ability of such medical practices to render high quality medical services;

C. Pursuant to that certain Merger Agreement and Plan of Reorganization (the “Merger Agreement”), dated of even date herewith, by and among the Company, John Vick and PainCare Holdings, Inc., a Florida corporation (“PainCare”), the Company shall be merged into Manager as of the date the New PC obtains a Medicare provider number and assigns all of its medical assets to the PC; and

D. Company and PC desire to engage Manager to provide management services to Company and PC and to operate all of the business aspects of Company’s operations from the date hereof (the “Effective Date”) through and including the date the PC obtains a Medicare provider number (the “Practice Transition Date”), and all of the business aspects of the PC’s operations from the Practice Transition Date through the remainder of the Term, so that Company and PC may focus on the rendering of professional medical services and the quality of the professional medical services which Company and PC each renders, and Manager desires to provide such management services, all as more fully set forth and described in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, the Parties hereto, intending to become legally bound, hereby agree as follows:

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TERMS AND CONDITIONS

1. DEFINITIONS. All capitalized words that are not capitalized for purposes of grammar and which are not defined in the text of this Agreement are defined terms with their definitions set forth on Exhibit 1.

2. RELATIONSHIP OF PARTIES.

2.1 Appointment and Acceptance. The Practice Operator hereby appoints and engages Manager, as of the Effective Date, as the sole and exclusive manager of the Practice, and Manager accepts such appointment and engagement, in accordance with the terms and conditions of this Agreement. Subject to the terms, conditions, authorizations, and limitations set forth in this Agreement, Manager shall have the exclusive authority and responsibility to manage the operations of the Practice, to provide such facilities and services for the operation of the Practice as are described in Section 3, and to take all actions related thereto.

2.2 The Practice Operator. “Practice Operator” shall mean (i) the Company, for any and all actions, events, occurrences, duties, and obligations that arise prior to the Practice Transition Date, and (ii) the PC, for any and all actions, events, occurrences, duties and obligations, include those duties and obligations of the Practice Operator set forth in this Agreement that arise after the Practice Transition Date. The Company shall have no responsibility for, and shall be held harmless and indemnified by the New PC with respect to any liabilities, duties or obligations of the Practice Operator (including but not limited to the Management Fee) existing as of or arising anytime after the Practice Transition Date.

2.3 Sole Authority to Practice Medicine. Notwithstanding the provisions of Section 2.1, the Practice Operator shall have exclusive authority and control over the medical aspects of the Practice to the extent they constitute the practice of medicine, including all diagnosis, treatment and ethical determinations with respect to patients which are required by Law to be decided by a physician. Any delegation of authority by the Practice Operator to Manager that would require or permit Manager to engage in the practice of medicine in the State shall be prohibited and deemed ineffective, and the Practice Operator shall have the sole authority with respect to such matters. For so long as applicable State Laws prohibit same, Manager shall not be required or permitted to engage in, and the Practice Operator shall not request Manager to engage in, activities that constitute the practice of medicine in the State. The Practice Operator shall have the sole authority regarding determining medical services and medical care policies as required by applicable Law.

2.4 Relationship of the Parties. Nothing contained herein shall be construed as creating a partnership, trustee, fiduciary joint venture, or employment relationship between Manager and the Practice Operator. In performing all services required hereunder, Manager shall be in the relation of an independent contractor to the Practice Operator, providing services to the medical practice operated by the Practice Operator.

2.5 No Patient Referrals. MANAGER SHALL NEITHER HAVE NOR EXERCISE ANY CONTROL OR DIRECTION OVER THE NUMBER, TYPE, OR RECIPIENT OF PATIENT REFERRALS MADE BY PHYSICIANS AND NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS DIRECTING OR INFLUENCING SUCH REFERRALS. NONE OF MANAGER’S ACTIVITIES CONTEMPLATED UNDER THIS AGREEMENT, OR

OTHERWISE, SHALL CONSTITUTE OBLIGATIONS OF MANAGER TO GENERATE PATIENT FLOW OR BUSINESS TO THE PRACTICE OPERATOR. RATHER, THE PRACTICE OPERATOR HAS ENGAGED MANAGER TO MANAGE THE BUSINESS ASPECTS OF THE PRACTICE IN ORDER TO ENABLE THE PHYSICIANS TO FOCUS ON DELIVERING THE HIGHEST QUALITY OF PATIENT CARE BY REMOVING THE INCREASINGLY BURDENSOME TASK OF OPERATING THE BUSINESS ASPECTS OF THE PRACTICE. NO BENEFITS TO THE PRACTICE OPERATOR OR MANAGER UNDER THIS AGREEMENT REQUIRE OR ARE IN ANY WAY CONTINGENT UPON THE ADMISSION, RECOMMENDATION, REFERRAL OR ANY OTHER ARRANGEMENT FOR THE PROVISION OF ANY ITEM OR SERVICE OFFERED BY MANAGER OR THE PRACTICE OPERATOR OR ANY OF THEIR AFFILIATES..

2.6 Compliance with Corporate Practice of Medicine. THE PARTIES HERETO HAVE MADE ALL REASONABLE EFFORTS TO ENSURE THAT THIS AGREEMENT COMPLIES WITH THE CORPORATE PRACTICE OF MEDICINE PROHIBITIONS IN THE STATE IN WHICH THE PRACTICE OPERATES. THE PARTIES HERETO UNDERSTAND AND ACKNOWLEDGE THAT SUCH LAWS MAY CHANGE, BE AMENDED, OR HAVE A DIFFERENCE INTERPRETATION AND THE PARTIES INTEND TO COMPLY WITH SUCH LAWS IN THE EVENT OF SUCH OCCURRENCES. UNDER THIS AGREEMENT, THE PRACTICE OPERATOR SHALL HAVE THE EXCLUSIVE AUTHORITY AND CONTROL OVER THE MEDICAL ASPECTS OF THE PRACTICE TO THE EXTENT THEY CONSTITUTE THE PRACTICE OF MEDICINE, WHILE MANAGER SHALL HAVE THE SOLE AUTHORITY TO MANAGE THE BUSINESS ASPECTS OF THE PRACTICE AS MORE FULLY DESCRIBED IN SECTION 3 OF THIS AGREEMENT.

3. RESPONSIBILITIES OF MANAGER. During the Term, so long as the Practice Operator operates a full-time medical practice, and subject to all of the provisions of this Agreement, Manager, as the sole and exclusive manager of the Practice, shall provide the following facilities, equipment, supplies and services:

3.1 Premises, Utilities and Equipment.

3.1.1 Manager may acquire (by lease or purchase) or assist the Practice Operator in acquiring (by lease or purchase) the premises used by Physicians for the conduct of their medical practice and will assist the Practice Operator in obtaining such premises. All premises used by the Practice Operator in the conduct of the Practice are collectively referred to herein as the “Premises.” Manager shall assist the Practice Operator in arranging for the provision of, all reasonably necessary and appropriate utilities, building services and supplies, including but not limited to all water, gas, heat, air conditioning, power, light, janitorial and maintenance services at the Premises. To the extent the Premises are subject to one or more leases (“Leases”), such utilities, building services and supplies and all other items related to the Premises to be provided through the assistance of Manager shall be subject to the terms, conditions, limitations and restrictions set forth in such Leases.

3.1.2 Manager may acquire (by lease or purchase), or otherwise assist the Practice Operator in acquiring (by lease or purchase) such equipment, fixtures and furnishings used by Physicians for the conduct of the Practice and shall arrange for, or assist the Practice Operator in arranging for, the provision of such equipment, fixtures and furnishings to the Practice Operator. Subject to other limitations set forth herein, Manager shall assist the Practice Operator in obtaining such other equipment, fixtures, and furnishings and replacement equipment as determined by Manager to be reasonably required for the operation of the Practice. All equipment provided hereunder, whether original equipment acquired by Manager, replacement equipment or new equipment shall collectively be referred to herein as the “Equipment.” Manager shall maintain the Equipment in reasonably good condition and repair, reasonable wear and tear excepted, and will assist the Practice Operator in refurbishing or replacing the same as required, in a manner consistent with policies on medical technology to be developed by Manager and the Practice Operator. Manager will assist Practice Operator in obtaining such additional new Equipment or replacement Equipment as may be reasonably required from time to time. Title to all Equipment utilized in the Practice will be in the name of Manager during the Term and at all times thereafter, unless the Practice Operator acquires such Equipment. To the extent the Equipment is subject to one or more equipment leases, such Equipment shall be subject to all of the terms, conditions, limitations and restrictions set forth in such leases.

THE PRACTICE OPERATOR ACKNOWLEDGES THAT MANAGER MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, AS TO THE FITNESS, SUITABILITY OR ADEQUACY OF ANY FURNITURE, FIXTURES, EQUIPMENT, INVENTORY, OR SUPPLIES LEASED OR PROVIDED PURSUANT TO THIS AGREEMENT FOR THE CONDUCT OF A MEDICAL PRACTICE OR FOR ANY OTHER PARTICULAR PURPOSE.

3.2 Office Services and Supplies. Manager shall assist the Practice Operator in purchasing all medical, office, and other supplies reasonably required for the operation of the Practice, consistent with guidelines to be determined by Manager, including all reasonable and necessary telephone services for the official business of the Practice, laundry services, linen, uniforms, printed stationery, forms, telephone answering service, reception, secretarial and transcribing services, paging devices, postage, and duplication services.

3.3 Medical Group Administrator. Manager may appoint an individual to whom Manager shall delegate responsibility for the overall administration of the Practice pursuant to this Agreement (the “Medical Group Administrator”). Manager shall unilaterally determine any and all compensation, payroll taxes, fringe benefits, bonuses, disability insurance, workers’ compensation insurance and any other benefits of the Medical Group Administrator.

3.4 Other Personnel. Manager shall furnish to the Practice Operator the services of all other personnel as reasonably requested by the Practice Operator for the effective operation of the Practice, other than: (i) Allied Health Professionals determined by Manager and the Practice Operator to be most properly employed by the Practice Operator for purposes of Payor requirements or applicable provisions of Law; and (ii) the Physicians. Consistent with applicable Laws, Manager shall make all hiring and termination decisions, establish and pay all wages, salaries and compensation, determine staffing levels, individual work hours, personnel policies and employee benefit programs for all of Manager’s personnel providing services to or through the Practice. However, the Practice Operator shall have the right and obligation to direct and supervise the delivery of health care services (if any) by personnel furnished by Manager.

3.5 Bookkeeping and Accounting Services. Manager shall perform all reasonable bookkeeping and accounting services required for the operation of the Practice, including the maintenance, custody and supervision of the business records, papers, documents, ledgers, journals and reports relating to the business operations of the Practice; the establishment, administration and implementation of accounting procedures, controls, forms and systems; and the preparation of financial and management reports referenced in Section 3.6.

3.6 Financial and Management Reports. Manager shall prepare and furnish to the Practice Operator the following reports:

3.6.1 Periodic income statements for the operation of the Practice, in accordance with the manner and form that Manager normally utilizes for its books and records, in such time intervals as Manager deems appropriate. Manager shall not be responsible for preparing the Practice Operator’s federal and state income tax returns or for the payment of any of the Practice Operator’s income taxes. All such statements will be prepared on an accrual basis of accounting in accordance with GAAP, with such exceptions thereto as are determined by Manager to be advisable, including provisions for interim period reporting; and

3.6.2 Any additional financial management reports and information that Manager determines would assist the Practice Operator in evaluating its productivity and services.

3.7 Billing and Collection; Payment of Expenses.

3.7.1 Manager shall assist the Practice Operator in billing and collection services for all fees payable with respect to the Practice Operator’s provision (either directly or through Contracting Providers and Outside Providers) of services, equipment, devices and supplies to patients of the Practice, including, but not limited to, technical services and all professional medical services provided to the Practice’s patients at the Premises or in a hospital or other health facility or other location, by the Practice Operator’s Physicians, Outside Providers, or the Allied Health Professionals. Manager and the Practice Operator shall work together to establish policies and protocols which help ensure that upcoding or false claims do not occur. In connection with such billing and collection services, the Practice Operator and Manager will endeavor to integrate billing compliance programs with third party audits of statistically valid samples of randomly selected claims;

3.7.2 Manager shall review the payables of the Practice Operator and shall cause payment thereof to be made out of the funds of the Practice Operator;

3.7.3 The Practice Operator and the Physicians hereby irrevocably appoint Manager for the Term as their respective true and lawful attorney-in-fact to take the following actions for and on behalf of and in the name of the Practice Operator and the Physicians and agree to execute the Limited Power of Attorney, attached hereto as Exhibit 3.7.3 and any other instrument reasonably requested by Manager to evidence such appointment or necessary to reappoint Manager as such attorney-in-fact upon any termination of the appointment made hereby:

(i) Bill patients and Payors in the name and provider number(s) of the Practice Operator and Physicians;

(ii) Collect in the name of the Practice Operator and Physicians from patients, insurance companies and all other Payors (other than from the state or federal government), all charges resulting from the provision of equipment, devices, and supplies provided and services rendered to patients of the Practice, including technical services and all professional medical services provided by the Practice Operator and Physicians to patients at the

Premises, or in a hospital, health facility, or any other location; and to collect capitated payments and all other charges, fees or salaries resulting from or related to the operation of the Practice, including but not limited to any and all hospital incentive funds and funds from shared risk and bonus pools under any risk sharing arrangements wherein the Practice Operator or Physicians are the provider of medical services;

(iii) Other than with respect to Government Receivables, to take possession of and endorse in the name of the Practice Operator all cash, notes, checks, money orders, insurance payments, and any other instruments received as payment of accounts receivable (and the Practice Operator shall cause individual Physicians who receive directly any payments for the benefit of the Practice Operator to deliver such amounts to Manager, to be handled pursuant to this Agreement in a manner consistent with other payments);

(iv) Other than with respect to Government Receivables, deposit all such collections directly into one or more Practice Accounts and to make withdrawals from such Practice Account(s) for such purposes as are consistent with the provisions of this Agreement or to deposit all such collections directly into a depository account in the name of Manager;

(v) Other than with respect to Government Receivables, place accounts for collection, settle and compromise claims, and institute legal action for the recovery of accounts; and

(vi) To execute all instruments or documents necessary or appropriate in connection with the above.

3.7.4 With respect to Government Receivables, Manager shall bill for same pursuant to the Billing Agreement, which Manager and the Practice Operator will agree to simultaneously herewith. Also, with respect to all Governmental Receivables, the Practice Operator shall enter into an agreement with its depository bank, and attach a copy of same hereto as Exhibit 3.7.4, to cause the depository bank to receive such payments and deposit them into an account (“Government Account”) in the name of the Practice Operator, negotiate such payments, and sweep the proceeds of such account on a daily basis, into one or more bank accounts maintained in the name of Manager or an Affiliate of Manager. The bank in which the Government Account is located shall be a bank that is not providing financing to either the Manager or the Practice Operator or acting on behalf of another party in connection with such financing. The instructions of the Practice Operator shall be revocable at the sole instruction of the Practice Operator; provided, however, that if the Practice Operator revokes such instructions, it shall be in default of this Agreement and Manager shall be entitled to seek an order or judgment from a court of proper jurisdiction for specific performance to sweep the Government Account pursuant to this Agreement.

3.8 Physician Selection and Recruitment. To the extent allowable under applicable Laws, Manager shall establish and implement guidelines for the selection, hiring and termination of Physicians. Manager will also further assist the Practice Operator in recruiting new Physicians and will carry out such administrative functions as may be appropriate for such recruitment, including advertising for and identifying potential candidates, assisting the Practice Operator in examining and investigating the credentials of such potential candidates, and arranging interviews with such potential candidates; provided, however, only in States where required, the Practice Operator shall interview and make the ultimate decision as to whether to employ or retain a specific candidate. All Physicians recruited with the assistance of Manager to render professional medical services on behalf of the Practice Operator shall be the employees of the Practice Operator, to the extent such Physicians are hired as employees. Any expenses incurred in the recruitment of Physicians, including, but not limited to, employment agency fees, relocation expenses and interviewing expenses shall be Practice Operating Expenses.

3.9 Licenses and Fees. Upon the Practice Operator’s request, Manager shall cause the payment to be made for professional licensure fees and board certification fees of Physicians associated with the Practice Operator. Any such expenses shall be Practice Operating Expenses in accordance with Section 1.43 on Exhibit 1.

3.10 Insurance Premiums. Manager shall cause all premiums to be paid as Practice Operating Expenses, with respect to the policies of insurance to be obtained pursuant to Section 9.

3.11 End User of Certain Items. Other than with respect to space, equipment, and other items purchased or leased by the Practice Operator, the Parties agree and acknowledge that Manager is the “end-user” of all items acquired by the Manager in order to fulfill its duties and obligations to the Practice Operator under this Agreement. Accordingly, Manager shall be responsible for the sales tax, if any, applicable to such items and shall remit same to the applicable governmental agency.

3.12 Dr. Vick Independent Contractor Agreement. The Parties acknowledge that pursuant to that certain Independent Contractor Agreement, dated of even date herewith, by and between the Manager and Dr. Vick, attached hereto as Exhibit 3.12, the Manager shall delegate certain managerial duties and obligations under this Agreement to Dr. Vick, and Dr. Vick accepts such duties and obligations. The Parties further acknowledge that notwithstanding anything to the contrary in this Agreement, the Practice Operator shall not be entitled to terminate this Agreement for the Manager’s failure to fulfill those duties or obligations that it has delegated to Dr. Vick.

4. RESPONSIBILITIES OF THE PRACTICE OPERATOR. The Practice Operator shall operate a full-time medical practice during the Term, which practice shall operate efficiently and properly as measured against Comparable Practice Standards. In furtherance of the foregoing, the Practice Operator shall provide and perform the following during the Term:

4.1 Physicians. Subject to Section 4.15 and to the right of the Manager to establish and implement guidelines for the selection, hiring, and termination of Physicians, the Practice Operator shall have the authority to engage (whether as employees or as Contracting Providers), promote, discipline, suspend and terminate the services of, all Physicians. Notwithstanding the foregoing, the Practice Operator and Manager shall agree on the amount of compensation payable to Physicians. The Practice Operator shall ensure that all Physicians employed or contracted by the Practice Operator are appropriately supervised with respect to the provision of services to patients. The Practice Operator shall consult with Manager prior to engaging new Physicians, subject to the guidelines established by the Practice Operator for the hiring of new Physicians. The Practice Operator shall staff the Practice as required for the efficient operation of the Practice, and as otherwise necessary to meet the requirements of Payor Contracts. The Practice Operator shall provide full and prompt medical coverage consistent with prior custom of the Practice (including “on call” coverage, as appropriate). At all times during the Term, all Physicians shall be providers in the Medicare program and the Practice Operator shall have a

Medicare provider number. In addition, the Practice Operator shall ensure that each Physician shall:

4.1.1 Maintain an unrestricted license to practice medicine in the State, and maintain good standing with the State Medical Board;

4.1.2 Maintain a Federal Drug Enforcement Administration certificate without restrictions, to the extent necessary for his or her practice;

4.1.3 Maintain such hospital medical staff memberships and clinical privileges appropriate to his or her specialty, as determined by the Practice Operator and sufficient to meet the requirements of Payors;

4.1.4 Perform medical services through the Practice and otherwise operate the Practice, in accordance with all Laws and with prevailing and applicable standards of care;

4.1.5 Maintain his or her skills through continuing education and training;

4.1.6 Maintain eligibility for professional liability insurance for his or her specialty; and

4.1.7 Satisfy such other requirements as are reasonably requested by Manager.

4.2 Allied Health Professionals. Consistent with Section 3.4 above, Manager shall employ all Allied Health Professionals, unless required by applicable Law to be employed by the Practice Operator. Manager and the Practice Operator shall work together in the recruiting, hiring, training and terminating of Allied Health Professionals with ultimate decision as to same resting with the Practice Operator, subject to Section 4.15. Notwithstanding the foregoing, Manager shall have the right to establish and implement guidelines for the selection, hiring and termination of Allied Health Professionals. The Practice Operator shall have the sole right and obligation to direct and supervise the health care services provided to patients by Allied Health Professionals, whether employed by the Practice Operator or Manager.

4.3 Physician Compensation. The Practice Operator shall be responsible for the payment of all compensation and benefits payable to all Physicians, as well as Allied Health Professionals, if any, who are employees or independent contractors of the Practice Operator, including all applicable vacation pay, sick leave, retirement benefits, social security, workers’ compensation, health, life or disability insurance or any other employee benefits of any kind or nature, provided that Manager shall manage and implement on behalf of the Practice Operator the actions necessary to operate the payroll and compensation systems of the Practice Operator.

4.4 Payment for Outside Provider Services. The Practice Operator shall be responsible for the payment of all costs and expenses related to Outside Provider Services. The Practice Operator hereby authorizes and directs Manager to pay and discharge the Practice Operator’s obligations to pay for Outside Provider Services from Practice Revenues.

4.5 Other Expenses. The Practice Operator shall be responsible for the payment of all other expenses of the Practice Operator, provided that Manager shall assist the Practice Operator in managing and implementing on behalf of the Practice Operator the actions necessary to cause such payments to be made. The expenses of operating the Practice which are incurred by Manager will be recouped by Manager through the Operations Fee component of the

Management Fee. Further, the Practice Operator shall not: (i) incur any Indebtedness, other than in the Ordinary Course of Business, except as provided in an agreed upon Budget or with Manager’s prior written consent; (ii) agree to permit, or take any action which would result in, the attachment of any Encumbrance to, or the burdening with any Encumbrance of, any of its assets, except as provided in an agreed upon Budget or with Manager’s prior written consent, other than in the Ordinary Course of Business; or (iii) make any Investment.

4.6 Billing Information and Assignments. The Practice Operator shall promptly provide Manager with all billing information requested by Manager to enable Manager to bill and collect the Practice Operator’s charges, and the Practice Operator shall procure consents to assignments and other approvals and documents necessary to enable Manager to obtain payment or reimbursement from payors and patients. The Practice Operator shall obtain, with the assistance of Manager, all provider numbers necessary to obtain payment or reimbursement for its services. The billing services Manager performs on the Practice Operator’s behalf pursuant to the terms of this Agreement shall be conducted in the name of the Practice Operator and with the use of the Practice Operator’s identification number to the extent required by applicable Laws.

4.7 Practice Accounts. The Practice Operator shall maintain one or more Practice Accounts at banks selected by Manager. The Practice Operator shall take such action as is necessary to maintain Manager’s authority at its sole discretion, to make withdrawals from and deposits into such Practice Accounts other than any accounts that are established to receive payments on Government Receivables. The Practice Operator shall not maintain any bank account for cash deposits which is not a Practice Account for purposes of this Agreement. Manager shall bill, collect and receive (other than for Government Receivables) all Practice Revenues and shall deposit the Practice Revenues collected directly into a Practice Account, and (other than for Government Receivables) shall specifically have the authority to take all funds out of the Practice Account, as often as Manager deems appropriate, at its sole discretion, and insert such funds in another account to facilitate the use of such funds for the purposes described herein.

4.8 Employment and Independent Contractor Agreements. The Practice Operator shall require that each Physician practicing full time by and through the Practice execute an employment agreement (a “Physician Employment Agreement”) or an independent contractor agreement (a “Physician Independent Contractor Agreement”), the form of which must be approved by Manager.

4.9 Use of Premises, Equipment, and Manager Property. The Practice Operator acknowledges and agrees that the Premises and the Equipment, supplies and services (including forms, stationery, and signage) provided by Manager pursuant to this Agreement are provided to the Practice Operator solely for use in the conduct of the Practice, and the Practice Operator shall not use such Premises, Equipment, supplies or services for any reason other than the provision of health care services by and through the Practice Operator and subject to any restrictions contained in any lease or license therefor. The Practice Operator agrees to comply with all Laws governing and regulating the use of the Premises, Equipment, supplies or services, and shall have no right, title or interest in such Premises, Equipment, supplies, or services.

4.10 Continuing Medical Education. The Practice Operator shall cause all Physicians and employed, affiliated, or supervised Allied Health Professionals to participate in such continuing medical education activities as are required by Laws, and which are determined by the Practice Operator to be appropriate and within the financial limits of any applicable

Budget. The Practice Operator shall monitor and provide periodic reports on such participation to Manager. Any such expenses by Physicians shall be Professional Expenses.

4.11 Licensing and Accreditation. The Practice Operator shall cause the Practice Operator, Physicians, Allied Health Providers, departments or specialty groups or other applicable subgroups of the Practice, including any Contracting Providers, to comply with all Laws and maintain such licenses and accreditations as are necessary for the provision of medical and health care services by the Practice and the Payor Contracts, and to obtain and maintain such additional licenses and accreditations as required by all applicable Laws and regulations. The Practice Operator shall conduct the Practice in compliance with all Laws and all applicable contractual requirements, including but not limited to requirements under the Payor Contracts.

4.12 Information. The Practice Operator agrees to provide Manager and its Affiliates with access, without charge, to information and material developed by the Practice Operator, for use in the performance of Manager’s obligations under this Agreement.

4.13 Advancement of Certain Costs. If, at any time during the Term, the Practice Operator’s cash flow is not sufficient to meet the Operations Fee obligations and Physician compensation obligations (subject to the parameters discussed in Section 8.2.3) at the time at which such expenses are due, Manager may, at its sole discretion, advance such sums as are necessary to pay such expenses (the “Operating Advances”), which advances shall be recouped from the Practice Operator’s future collections. The Practice Operator shall pay Manager interest on that portion of the aggregate outstanding Operating Advances which exceed One Thousand and No/100 Dollars ($1,000.00) at a commercially reasonable rate; such rate to be computed and adjusted, if necessary, at the end of each month during which the Operating Advance exceeds such threshold level (the “Operating Advance Interest Amount”). The Operating Advance Interest Amount shall be determined on a monthly basis, based on average outstanding Operating Advances during such month.

4.14 Stock Ownership Restrictions. Notwithstanding anything herein contained to the contrary, each present and future Shareholder of the Practice Operator, in consideration of the services to be provided hereunder to the Practice Operator and other good and valuable consideration, hereby grants to Manager, and agrees that Manager during the Term shall have, the right and option at any time or times to require each and every Shareholder of the Practice Operator to sell all, or any part of, such Shareholder’s stock interests in the Practice Operator to any Person designated by Manager who may lawfully own such shares (the “Designated Person”). In acknowledgment of this provision and the other provisions set forth in this Section 4.14, each present and future Shareholder of the Practice Operator shall execute the signature page to this Agreement evidencing his agreement to the terms and conditions of this Section 4.14. The purchase price for the sale of such stock in the Practice Operator by a Shareholder shall be One Hundred Dollars ($100.00) in total and shall be effected by Manager by providing written notice to that effect to the Shareholder(s) and upon receipt of such written notice, such Shareholder(s) agrees promptly to comply with the instructions contained in such notice. To guarantee the performance of these obligations, each Shareholder hereby appoints (and each new Shareholder shall be deemed to have so appointed) Manager as his attorney-in-fact to transfer his stock in the Practice Operator to the Designated Person and agrees to execute the Stock Power attached hereto as Exhibit 4.14. This appointment is coupled with an interest and shall be irrevocable during the Term of this Agreement. All Shareholders of the Practice Operator hereby agree not to transfer, sell, assign, gift, or pledge their shares of capital stock in the Practice Operator without the prior written consent of Manager.

Notwithstanding the foregoing, provided that the Practice Operator is not in breach of this Agreement, that the Shareholder is not in breach of that certain Independent Contractor Agreement entered into with Manager, or the Company or the Shareholder is not in breach of the Merger Agreement dated of even date herewith, Manager agrees that during the Formula Periods (as defined in the Merger Agreement) it will not exercise its right and option to acquire Shareholder’s stock interests in the Practice Operator as provided in this section. Manager further agrees that in the event it defaults in its material obligations under the Merger Agreement or this Agreement and such default is not cured within the requisite cure period, the right and option to acquire Shareholder’s stock will lapse and be of no further force and effect.

4.15 Actions Requiring Manager’s Consent. Notwithstanding anything herein to the contrary, the Shareholder(s) and the Practice Operator agree that the following actions by the Practice Operator shall require the prior written consent of the Manager:

4.15.1 The issuance of capital stock of the Practice Operator or of any security convertible into shares of capital stock of the Practice Operator;

4.15.2 The payment of any dividends on the capital stock of the Practice Operator or other distribution to the Shareholders of the Practice Operator;

4.15.3 Any consolidation of the Practice Operator;

4.15.4 Any sale, assignment, pledge, lease, exchange, transfer or other disposition, including, without limitation, a mortgage or other security device, of assets, including the Practice Operator’s accounts receivable, constituting in the aggregate five percent (5%) or more (in any transaction or series of transactions over any consecutive five (5) year period) of the total assets of the Practice Operator at the end of its most recent fiscal year ending prior to such disposition;

4.15.5 Any purchase or other acquisition of assets at any aggregate cost to the Practice Operator exceeding One Thousand and No/100 Dollars ($1,000.00);

4.15.6 Any incurrence of loans or other indebtedness by the Practice Operator in an amount in excess of One Thousand and No/100 Dollars ($1,000.00);

4.15.7 Any reclassification or recapitalization of the capital stock of the Practice Operator;

4.15.8 Any redemption or purchase of any shares of capital stock of the Practice Operator;

4.15.9 Any amendment to the Articles of Incorporation or Bylaws of the Practice Operator;

4.15.10 The dissolution or liquidation of the Practice Operator;

4.15.11 The authorization for the employment or discharge of any employed individual, or the engagement or termination of engagement of any independent contractor, at a compensation in excess of Five Thousand and No/100 Dollars ($5,000.00) per annum, or for the execution and delivery of any employment agreements or contracts with independent contractors or consultants, or the modification or termination thereof;

4.15.12 The entering into of any contract by the Practice Operator at an aggregate contract price to PC in excess of One Thousand and No/100 Dollars ($1,000.00); and

4.15.13 The creation of any indebtedness or any other obligation of the Practice Operator to any of the Shareholders of the Practice Operator or of any of the Shareholders of the Practice Operator to the Practice Operator.

5. QUALITY AND UTILIZATION MANAGEMENT; PEER REVIEW.

5.1 Quality and Utilization Management. THE PRACTICE OPERATOR ACKNOWLEDGES AND AGREES THAT A QUALITY AND UTILIZATION MANAGEMENT PROGRAM FOR DETERMINING THE MEDICAL NECESSITY AND APPROPRIATENESS OF CARE RENDERED BY THE PRACTICE OPERATOR PROVIDES CONTROLS AND PROTECTIONS THAT ASSIST TO PREVENT POTENTIAL OVERUTILIZATION WITH ANY FEE FOR SERVICE ARRANGEMENT, INCLUDING, BUT NOT LIMITED, TO THOSE REIMBURSABLE UNDER FEDERAL HEALTH INSURANCE PROGRAMS AND ALSO PROVIDES ESSENTIAL DATA TO THE PRACTICE OPERATOR AND MANAGER FOR THE PURPOSES OF MANAGING THE PRACTICE AND NEGOTIATING, ADMINISTERING AND MAINTAINING PAYOR CONTRACTS. The Practice Operator and Manager agree to develop and implement a quality and utilization management program in accordance with recommendations made by Manager and the Practice Operator, or as required under Payor Contracts. The Practice Operator shall cause Physicians and employed, supervised or affiliated Allied Health Professionals to participate in the development of such programs and to comply with the standards, protocols or practice guidelines established thereby and the Practice Operator will ensure that such individuals are required by their Physician Employment Agreements or other contracts to do so. Manager is authorized by the Practice Operator to prepare and distribute reports of such Practice program activities to employees of, and consultants to, the Practice Operator and Manager, to Payors, and to such other persons as Manager deems necessary in order for Manager to carry out its obligations hereunder.

5.2 Peer Review. The Practice Operator and Manager shall cooperate to develop, from time to time, peer review procedures for the Physicians and Allied Health Professionals providing services to patients of the Practice. The Practice Operator shall provide Manager with prompt notice of any material quality of care concerns relating to Allied Health Professionals or any Physicians providing services on behalf of the Practice Operator. The Practice Operator shall implement such corrective actions that the Practice Operator determines are necessary or appropriate to comply with the then current peer review procedures, community standards, and Laws. The Practice Operator and the Physicians will also comply with, and participate in, all peer review programs of Manager or any entity with whom Manager and the Practice Operator contracts, including, but not limited to, Payors.

6. MANAGED CARE CONTRACTING AND ADMINISTRATION.

6.1 Contracting. To the extent permitted by applicable Law, Manager shall review, evaluate, and negotiate Payor Contracts on behalf of the Practice Operator; provided, however, the Practice Operator and Manager shall work together to implement controls (including attempting to ensure that Payor Contracts have utilization review and quality assurance programs) to help ensure that overutilization of services does not occur with respect to the services the Practice Operator renders. Once negotiated, Manager shall submit such Payor

Contracts, with Manager’s recommendations thereupon, to the Practice Operator for review and final approval. Upon the request of Manager, the Practice Operator and Physicians, if necessary, agree to execute any Payor Contracts approved by the Practice Operator. Notwithstanding anything to the contrary herein, Manager may negotiate and enter into Payor Contracts in its own name, or in the name of other medical practices which Manager manages and pursuant to which such medical practices other than the Practice Operator will render services.

6.2 Contract Administration. Manager shall assist the Practice Operator in administering Payor Contracts, and to the extent the Practice Operator is responsible under such Payor Contracts for providing the following, Manager shall assist the Practice Operator in:

6.2.1 Claims administration, including processing all claims and encounter data of the Practice Operator for services provided to enrollees or members of Payors for which the Practice Operator is obligated to pay, and the Practice Operator will timely provide Manager with all information necessary to administer such claims;

6.2.2 Distributing payments from Payors to providers of Outside Provider Services in conformance with Section 4.4;

6.2.3 Administering any risk pools established by any Payor pursuant to a Payor Contract;

6.2.4 Determining eligibility of patients for coverage prior to the provision of medical or other services;

6.2.5 Reconciling retroactive denials of eligibility;

6.2.6 Administrating of the authorization processes established by the Practice Operator or a Payor;

6.2.7 Serving as a liaison with Payors on behalf of the Practice Operator;

6.2.8 Submitting or obtaining data and reports in accordance with Payor Contracts;

6.2.9 Resolving any grievances between the Practice Operator and Payors; and

6.2.10 Resolving enrollee or member grievances.

6.3 Network Development. Subject to applicable Laws, to the extent required under Payor Contracts or to meet the Practice Operator’s and Manager’s obligations thereunder and to the extent desirable to facilitate servicing new or potential Payor Contracts, Manager may assist the Practice Operator in developing a provider network for the provision of Outside Provider Services, including:

6.3.1 Assisting the Practice Operator in the negotiation and administration on behalf of the Practice Operator of all physician and provider agreements for Outside Provider Services, and with monitoring contract compliance and renewal dates;

6.3.2 Assisting the Practice Operator with establishing utilization guidelines and programs for Outside Provider Services and administering such utilization and quality management programs; and

6.3.3 Assisting in developing and administering specialty and hospital referral authorization procedures consistent with requirements of Payors.

6.4 Cooperation; Compliance. The Practice Operator shall cooperate with Manager in the development of integrated health care delivery systems and provider networks with a view towards entering into managed care arrangements. The Practice Operator and its Physicians will participate in various aspects of managed care arrangements as required by Payor Contracts. The Practice Operator shall operate in compliance with all Payor Contracts and shall work with Manager to attempt to obtain new Payor contracts.

ANY NETWORK ESTABLISHED BY MANAGER AND THE PRACTICE OPERATOR, PURSUANT TO THIS SECTION 6 SHALL NOT REQUIRE REFERRALS WITHIN THE NETWORK, UNLESS THE APPLICABLE MANAGED CARE CONTRACT INVOLVES CAPITATED PAYMENTS IN WHICH CASE REFERRALS WITHIN THE NETWORK WILL NOT RESULT IN INCREASED COSTS TO THE PAYOR BUT RATHER ENABLES THE NETWORK TO MANAGE ITS COSTS.

7. BUDGET. Manager, in consultation with the Practice Operator, may prepare a Budget for each Budget Period prior to the applicable Budget Period, and, if prepared, the Budget will include an annual capital expenditures budget. Failure to prepare a Budget in a timely manner shall not constitute a breach of this Agreement by Manager. In the absence of a Budget, the Practice Operator shall continue to operate in a manner consistent with the Ordinary Course of Business.

8. MANAGER’S COMPENSATION.

8.1 In General. In consideration for the premises, equipment, services and supplies furnished by Manager to the Practice Operator hereunder, the Practice Operator shall pay to Manager an annual management fee (the “Management Fee”) during each Year of the Term, which shall equal the sum of:

8.1.1 The Operations Fee (including applicable sales tax with respect to space and equipment) during the applicable Year; plus

8.1.2 Eighty-five percent (85%) of the Operations Fee for the applicable Year, or such other greater percentage of the Operations Fee as the Manager shall propose on an annual basis to the Practice Operator for the applicable Year in accordance with Section 8.1.3 (the “Base Management Fee”).

8.1.3 At least five (5) days prior to the beginning of the applicable Year, the Manager shall propose in writing to the Practice Operator whether any modifications should be made with respect to the percentage of the Operations Fee utilized to determine the Base Management Fee in accordance with Section 8.1.2 above. If the Manager proposes an increase to the percentage and the Practice Operator provides the Manager with written notice of its objection within three (3) days of the Manager providing the Practice Operator with its proposed modifications, then the recalculated Base Management Fee proposed by Manager shall nevertheless apply for the applicable Year, provided however, that the Parties shall attempt to resolve their dispute for a period of one hundred twenty (120) days, and if no resolution is reached, then either Party shall have the option to initiate binding arbitration to settle the dispute administered by the American Arbitration Association under its Commercial Arbitration Rules and the decision of the arbitrator with respect to the Base Management Fee shall be final and binding upon the Parties, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

For purposes of this Agreement, a “Year” shall mean every calendar year during the Term; provided, however, the first Year shall mean the period beginning on the Effective Date and ending on December 31, 2003, during which first Year such numbers set forth herein shall be annualized or prorated, to the extent applicable and appropriate.

8.2 Payment of Management Fee. Practice Operator shall pay Manager the Management Fee on a monthly basis as follows:

8.2.1 With regard to the Operations Fee, Manager shall utilize the funds from the Practice Account to pay the Operations Fee, as and when same becomes due and payable, and Manager shall have the right and authority to transfer all funds from the Practice Account to a Manager account to facilitate such payment. In all cases, however, the Operations Fee for each month must be paid on or before the 15th day of the immediately succeeding calendar month.

8.2.2 With regard to the Base Management Fee, Manager shall retain in Manager’s accounts, from funds transferred from the Practice Account, the amounts necessary to pay the Base Management Fee. Manager shall have the right and authority to transfer all funds from the Practice Account to a Manager account to facilitate such payment.

8.2.3 The payment of the Base Management Fee shall be made from the Practice Accounts after payment of Professional Expenses, subject to the limitations in the following sentence. In order to distribute the appropriate amount to the Physicians and non-physician health care personnel as Professional Expenses, such distributed amount shall be determined based upon the amount that should be available to the Physicians under GAAP (i.e., accrual basis) accounting applied to the Practice’s operations.

8.3 Security Interest. To secure the Practice Operator’s obligations to Manager hereunder, the Practice Operator hereby grants Manager a security interest [which shall be subordinate to the security interest granted to the Shareholder by virtue of that certain Security Agreement by and between PainCare and Shareholder of even date herewith (hereinafter the “Shareholder’s Security Agreement”)], to the extent permitted by applicable law, in all property, if any, which the Practice Operator may now own or may hereafter acquire (the “Collateral”) including, without limitation, the following:

8.3.1 All inventory of the Practice Operator, whether now owned or hereafter acquired;

8.3.2 All equipment, machinery tools, fixtures, furnishings, leasehold improvements, furniture, vehicles or goods of the Practice Operator, whether now owned or hereafter acquired;

8.3.3 All accounts receivable, accounts, contracts, contract rights, chattel paper, and chooses in action, now or hereafter due or owing to, or owned by, the Practice Operator;

8.3.4 All general intangibles, now or hereafter owned by the Practice Operator, including, without limitation, books and records, notes, instruments, licenses, and trade names;

8.3.5 All insurance policies and proceeds thereof; and

8.3.6 All proceeds and products of the foregoing.

The Practice Operator shall execute such financing statements and other documents as shall be necessary to perfect (and maintain the perfection of) said security interest. Upon a default hereunder or other breach which results in the termination of this Agreement, or non-payment by the Practice Operator hereunder, which is not cured by the Practice Operator within thirty (30) days after receipt of written notice of default, Manager shall be entitled to exercise all rights and remedies under State law including, without limitation, all rights and remedies of a secured party under the Uniform Commercial Code for the applicable State in which the Practice Operator operates. The Practice Operator shall not sell, assign, transfer or encumber any of the Collateral without Manager’s prior written consent. The Practice Operator acknowledges and understands that Manager may assign the foregoing security interest in the Collateral to any Person or entity who may from time to time provide financing to Manager, and the Practice Operator consents to such assignment.

8.4 Assignment of Practice Receivables. Except to the extent not assignable under any applicable Law and subject to the rights of Shareholder under the Shareholder’s Security Agreement, the Practice Operator hereby irrevocably assigns, transfer, conveys and sets over to Manager all Receivables of the Practice Operator, whether now existing or hereafter created or arising, together with all proceeds thereof and whether or not such receivables constitute accounts, instruments, general intangibles, documents or other types of property under any applicable Law; provided, however, that no such assignment shall occur prior to the Closing Date under the Merger Agreement and Plan of Reorganization. It is the intent that this assignment when effective upon the Closing under the Merger Agreement and Plan of Reorganization will constitute an absolute assignment of all of the Practice Operator’s right, title and interest in and to any and all present and future Receivables and the proceeds thereof, and that Manager be vested with title to all such Receivables and proceeds. If and to the extent an absolute assignment of any Receivables is not permitted under applicable Law, then the foregoing provisions of this Section 8.4 shall not be effective with respect to such Receivables only, but all such Receivables shall, nevertheless be subject to the security interest granted to Manager by the Practice Operator pursuant to Section 8.3 hereof. The absolute assignment of all present and future Receivables as set forth herein shall terminate as to any Receivables that are created after the Termination Date and all settlement payments by the Practice Operator to Manager have been paid as provided in this Agreement. The Practice Operator acknowledges and understands that Manager shall be authorized, in its sole and absolute discretion, to grant a security interest in or otherwise assign any of the Receivables in respect to which Manager obtains title by way of assignment pursuant to this Section 8.4, to secure any and all present or future liabilities or obligations owing by Manager to the person or entity to which Manager grants such security interest or assignment.

9. INSURANCE.

9.1 In General. Manager shall assist the Practice Operator in procuring and maintaining the following insurance with respect to the Practice: (i) comprehensive general liability insurance; (ii) property insurance covering the Premises, Equipment and supplies owned by Manager or the Practice Operator with respect to the Practice; (iii) on behalf of the Practice Operator, professional liability insurance for the acts of the Practice Operator and all Persons providing professional services through the Practice naming the applicable covered Person, Manager and the Practice Operator as an insured or additional insured, with such amounts of coverage and from such insurance service as Manager and the Practice Operator mutually agree upon, from time to time, which amounts Manager and the Practice Operator have agreed will initially be: One Million and No/100 Dollars ($1,000,000.00) per occurrence, and Three Million and No/100 Dollars ($3,000,000.00) per annual aggregate, subject to applicable adjustments; and (iv) such other insurance coverage as is determined by Manager to be advisable, or as required by applicable Law. From and after the Closing under the Merger Agreement and Plan of Reorganization, Manager may procure and maintain any insurance this Agreement requires Manager to maintain through any program of self-insurance or through an Affiliate acting in the capacity as agent or insurance company, including off-shore captive insurance companies, in each case which complies with normal actuarial standards and appropriate reserves based on such established standards, provided, however, that in the event that Manager elects to maintain such insurance through a program of self insurance or through an Affiliate, Manager and its parent entity PainCare Holdings, Inc. shall indemnify and hold the Practice Operator harmless from and against any loss (including, without limitation, any obligation to indemnify any director, officer, employee or agent of the Practice Operator) up to the amount of the stated insurance notwithstanding any insolvency of such Affiliate.

9.2 Contracting Providers. The Practice Operator shall require all Contracting Providers to procure and maintain professional liability insurance in amounts and from carriers as are determined by Manager to be reasonably necessary for the proper and efficient operation of the Practice.

9.3 Tail Insurance. All Physicians, effective as of the Termination Date, and any individual Physician, effective upon such Physician’s termination of employment with the Practice Operator, shall purchase either extended reporting insurance coverage or prior acts coverage from a subsequent insurance carrier, covering for a period of four (4) years, the medical malpractice claims made which relate to services rendered by such Physician during the Term. Any such insurance shall provide minimum coverage in the per occurrence and aggregate amounts equal to the amounts of coverage insuring such Physicians on the date immediately preceding the applicable termination date and shall name the Practice Operator and Manager as additional insureds.

10. RESTRICTIVE COVENANTS.

10.1 Covenants of the Practice Operator and the Physicians. The Practice Operator, during the Term and for two (2) years thereafter, and each Physician, during the term of such Physician’s employment by the Practice Operator and for two (2) years thereafter, shall not:

10.1.1 Directly or indirectly, provide professional medical or other health care services, or have any interest in an entity which provides such services (except in connection with the Practice during the Term), within a fifty (50) mile radius, of each of the office locations of the Practice or any other medical practices managed by, or otherwise affiliated with, Manager, in existence during the Term;

10.1.2 Solicit, negotiate, discuss or enter into any agreement with any party other than Manager or an Affiliate of Manager, pursuant to which such party provides to the Practice Operator or Physicians services similar to the services which Manager provides to the Practice Operator hereunder;

10.1.3 Develop, hold any ownership interest in or participate in the management of, complete a practice sale to, contract with, or provide any other services (including any non-medical services) to any entity which operates a practitioner practice management business similar to that conducted by Manager or its Affiliates; provided, however, it shall not be deemed a violation of this provision if Physician only holds a passive investment of less than a Five Percent (5%) interest in, but does not contract with, any company that is traded on the New York Stock Exchange, American Stock Exchange or the NASDAQ National Market; or

10.1.4 Solicit for employment, or employ or engage, by itself, himself, or herself, or on behalf of any other entity, as an employee, independent contractor or in any other capacity whatsoever, any individual who is or was employed by Manager, or an Affiliate of Manager, during the Term.

The Practice Operator shall cause each of the Physicians to enter into an employment agreement or shareholders’ agreement which includes a covenant on behalf of each such Physician not to engage in any of the activities set forth in Sections 10.1.1 through 10.1.4, so long as he or she is an employee or a Shareholder of the Practice Operator and for two (2) years thereafter. Further, upon any Physician terminating his or her full time employment at the Practice, such Physician shall arrange to transfer his or her shares of the Practice Operator stock to the Practice Operator or the remaining Physicians.

10.2 Enforcement. The Practice Operator and the Physicians agree that any breach of the restrictive covenant in Section 10.1 will result in irreparable damage to Manager for which Manager will have no adequate remedy at law, and, therefore, the Practice Operator and the Physicians consent to any temporary or permanent injunction or decree of specific performance by any court of competent jurisdiction in favor of Manager enjoining any such breach, without prejudice to any other right or remedy to which Manager shall be entitled including remedies at law. All of Manager’s Affiliates are specifically hereby named as third party beneficiaries of the covenants contained in Section 10.1 with full right and power to enforce these provisions against the Practice Operator and the Physicians.

10.3 Revision; Severability. The necessity of each of the restrictions set forth in Section 10.1 and the nature and scope of each such restriction have been carefully considered, bargained for and agreed to by the Parties and the Parties conclusively agree that they are reasonable in time and geographic area and are necessary to protect the legitimate business interests of Manager. However, in the event that any portion of this Section 10 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a period of time or too large a geographic area or over too great a range of activities, it shall be interpreted or rewritten to extend only over the maximum period of time, geographic area, or range of activities as to which it may be enforceable. Each of the provisions herein shall be deemed a separate and severable covenant. Moreover, the Parties agree that the existence of any claim or cause of action by the Practice Operator or a Shareholder against

Manager, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of the restrictive covenants set forth herein, but shall be litigated separately.

10.4 Tolling of Periods. In the event of a breach of this Section 10, and Manager, any of its successors and assigns or any of its Affiliates brings an action for injunctive relief or other relief, such Party bringing the action shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full period of the restrictive covenant, unless a court of competent jurisdiction holds that the restrictive covenant is not enforceable in whole or in part. Accordingly, for any time period in which the restrictive covenants set forth in Section 10 are being violated, such time period shall not be included in calculating the duration of the restrictive covenants indicated above.

10.5 Covenants of the Manager. Without the prior written consent of Shareholder, which shall not be unreasonably withheld, Manager shall not prior to the conclusion of all Formula Periods (as defined in the Merger Agreement):

(a) reorganize the Practice Operator, whether by integrating or consolidating the business of the Practice Operator with other operating units of PainCare or its subsidiaries or affiliates, except in the case that at the time of such integration or consolidation such transaction could not reasonably be expected to have a material adverse effect on the Formula Period Profits (as defined in the Merger Agreement);

(b) effect any reassignment, reprioritization, reallocation, restructuring, or reduction of the Practice Operator’s human or other resources, their research and development initiatives, or their marketing programs, except in a manner that at the time of such event could not reasonably be expected to have a material adverse effect on the Formula Period Profits or that are reasonably necessary in light of the Practice Operator’s results of operation;

(c) cause the Practice Operator to become a party to or terminate any agreement which at the time such agreement is entered into or terminated could reasonably be expected to have a material adverse effect on the Formula Period Profits or that is reasonably necessary in light of the Practice Operator’s results of operation;

(d) cause the Practice Operator to undertake actions outside the ordinary course of its business which at the time of such undertaking could reasonably be expected to have a material adverse effect on the Formula Period Profits;

The parties hereby acknowledge and agree that the foregoing conditions shall become null and void and of no further force or effect if (i) the Formula Period Profits in each of any two (2) consecutive calendar quarters are less than $175,000, (ii) the Formula Period Profits in one (1) calendar quarter is less than $80,000, (iii) there is a breach of this Agreement by the Practice Operator, (iv) there is a breach of the Independent Contractor’s Agreement by Dr. Vick, (v) there is a breach of the Deposit Agreement by Dr. Vick or the Company, or (vi) there is a breach of the Merger Agreement by Dr. Vick or the Company.

11. TERM AND TERMINATION.

11.1 Term. The initial term of this Agreement shall, unless earlier terminated pursuant to the terms hereof, be for a forty (40) year period commencing on the Effective Date and ending on the 40th Anniversary thereof (the “Initial Term”). Upon expiration of the Initial Term, the

Agreement shall be extended for successive five (5) year periods (each such five (5) year period shall be referred to as an “Extended Term” and the Initial Term and any Extended Term shall be referred to in this Agreement as the “Term”), unless either the Practice Operator or Manager provides the other with written notice of its desire not to renew, not less than ninety (90) days prior to the end of the Initial Term or the applicable Extended Term. The same terms and conditions of this Agreement shall apply to an Extended Term, unless the Practice Operator and Manager mutually agree in writing to alter the terms and conditions.

11.2 Termination by Practice Operator. The Practice Operator shall be entitled to terminate this Agreement by giving written notice to Manager, upon Manager’s intentional material misappropriation, theft, or embezzlement of the Practice Operator’s monies or other assets. In addition, the Practice Operator shall be entitled to terminate this Agreement by giving written notice to Manager, if Manager breaches the terms of this Agreement and does not cure such breach within thirty (30) days after Practice Operator provides the Manager with such notice of termination. Moreover, Practice Operator shall be entitled to terminate this Agreement by delivering notice of termination to the Manager in the event the Manager: (i) applies for or consents to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets, files a voluntary petition in bankruptcy or reorganization or consents to an involuntary petition, makes a general assignment for the benefit of its creditors, files a petition or answer seeking reorganization or arrangement with its creditors, or admits in writing its inability to pay its debts when due; or (ii) suffers any order, judgment or decree to be entered by any court of competent jurisdiction, adjudicating the Manager bankrupt or approving a petition seeking its reorganization or the appointment of a receiver, trustee or liquidator of the Manager or of all or a substantial part of its assets, and such order, judgment or decree continues unstayed and in effect for ninety (90) days after its entry.

11.3 Specific Termination by Manager. Except as otherwise provided herein, Manager may terminate this Agreement by giving written notice to the Practice Operator, if: (i) the Practice Operator or any Physician is suspended or prohibited from participating in the Medicare or Medicaid programs or are excluded from entering into healthcare provider agreements with the managed care or healthcare insurance industry and such suspension, prohibition or exclusion is not rescinded within thirty (30) days following the commencement thereof; (ii) any Physician has his/her license to practice medicine in any state or his/her Drug Enforcement Number suspended, relinquished, terminated, restricted or revoked and the same is not reinstated within thirty (30) days thereafter; (iii) any Physician has his/her medical staff privileges at any hospital or medical facility suspended, terminated, restricted or revoked due to professional incompetence and the same is not reinstated within thirty (30) days thereafter; (iv) any Physician has been reprimanded, sanctioned or disciplined by any licensing board, or any federal, state or local society or agency, governmental body or specialty board; (v) a Physician breaches the restrictive covenant in his/her Physician Employment Contract or in this Agreement; (vi) any Physician fails to comply with the general policies and procedures of the Practice Operator or Manager; (vii) any Physician does not comply with applicable standards of providing quality medical care; or (viii) any Physician demonstrates professional incompetence in the rendering of quality medical care, as determined by the Manager at its sole discretion. Notwithstanding the foregoing, if this Agreement would terminate as a result of the action described in (i) through (iv) of this Section 11.3 applying to a Physician, then this Agreement still shall not terminate if such Physician is terminated by the Practice Operator within thirty (30) calendar days after the Practice Operator receives written notice from Manager to terminate such Physician’s employment with the Practice Operator; provided, however, if the event precludes such Physician from practicing medicine, the applicable Physician must be terminated immediately. If the Practice Operator does have the obligation to replace the terminated Physician pursuant to the foregoing sentence, then the Practice Operator shall have twelve (12) months from the date of the terminated Physician’s departure to make such replacement. Additionally, Manager may also terminate this Agreement if any Physician breaches any of his or her restrictive covenants (i.e., in (v) above); provided, however, in such a situation this Agreement shall not terminate if: (i) the Practice Operator immediately terminates the Physician; and (ii) the Practice Operator enforces, and cooperates with Manager to enforce, the restrictive covenant and non-competition provisions contained in the Physician Employment Agreement, Physician Independent Contractor Agreement, this Agreement or any other applicable agreement to which the Practice Operator is a party.

11.4 Other Termination. Manager shall be entitled to terminate this Agreement by delivering notice of termination to the Practice Operator in the event the Practice Operator breaches the terms of this Agreement, including but not limited to the failure or other inability of the Practice Operator to timely pay the Management Fee and does not cure such breach within fifteen (15) days after Manager provides the Practice Operator with such notice of termination. Moreover, Manager shall be entitled to terminate this Agreement by delivering notice of termination to the Practice Operator in the event the Practice Operator: (i) applies for or consents to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets, files a voluntary petition in bankruptcy or reorganization or consents to an involuntary petition, makes a general assignment for the benefit of its creditors, files a petition or answer seeking reorganization or arrangement with its creditors, or admits in writing its inability to pay its debts when due; or (ii) suffers any order, judgment or decree to be entered by any court of competent jurisdiction, adjudicating the Practice Operator bankrupt or approving a petition seeking its reorganization or the appointment of a receiver, trustee or liquidator of the Practice Operator or of all or a substantial part of its assets, and such order, judgment or decree continues unstayed and in effect for ninety (90) days after its entry.

11.5 Effect of Termination. Upon termination of this Agreement: (i) neither Party shall be discharged from any previously accrued obligation which remains outstanding; (ii) any sums of money owing by one Party to the other shall be paid immediately, prorated through the Termination Date; (iii) the Practice Operator shall return to Manager all originals and copies of Manager’s confidential information in the possession of the Practice Operator or any other person or entity to whom the Practice Operator has delivered originals or copies; (iv) the Practice Operator and Manager shall perform such matters as are necessary to wind up their activities under this Agreement in an orderly manner; (vi) the Practice Operator shall vacate and surrender to Manager the Premises, Equipment and all other property of Manager in the same condition as received, reasonable wear and tear excepted; and (vii) each Party shall have the right to pursue other legal or equitable relief as may be available depending upon the circumstances of the termination.

11.6 Termination due to Failure to Close. In the event that there is no Closing under the Merger Agreement and Plan of Reorganization due to a termination of that Agreement, this Agreement shall likewise terminate as of the date of such termination. In the event of a termination resulting from the foregoing, the Manager shall subject to repayment of the Deposit (as defined in the Deposit Agreement): (i) reassign and deliver to the Practice Operator all assets of the Practice Operator then under its control or possession, free and clear of any lien, claim or encumbrance saving liens existing on the date hereof, or otherwise created during the term of this Agreement with Shareholder’s consent, and (ii) surrender any written authority to act on behalf of the Practice Operator as attorney in fact or as signatory with respect to bank accounts and other funds of the Practice Operator.

11.7 Contract Modifications for Prospective Legal Events. In the event any state or federal laws or regulations, now existing or enacted or promulgated after the Effective Date of this Agreement, are interpreted by judicial decision, a regulatory agency or legal counsel of both the Practice Operator and Manager in such a manner as to indicate that the structure of this Agreement may be in violation of such laws or regulations, the Practice Operator and Manager shall amend this Agreement, to the maximum extent possible, to preserve the underlying economic and financial arrangements between the Practice Operator and Manager. Notwithstanding the preceding sentence, to the extent such Laws relate to the Management Fee, the terms set forth on Exhibit 11.6 attached hereto shall govern and control.

12. RECORDS AND RECORDKEEPING.

12.1 Access to Information. The Practice Operator hereby authorizes and grants to Manager full and complete access to all information, instruments and documents relating to the Practice which may be reasonably requested by Manager to perform its obligations hereunder, and shall disclose and make available to representatives of Manager for review and photocopying all relevant books, agreements, papers and records of the Practice.

12.2 Ownership and Inspection of Records.

12.2.1 At all times during and after the Term, all patient medical records shall be and remain the sole property of the Practice Operator. All such patient medical records shall be prepared and maintained in accordance with all applicable Laws regarding confidentiality and retention. The patient medical records shall be maintained and kept at the Premises of the Practice and upon termination of this Agreement, all such patient medical records shall be and remain in the possession of the Practice Operator. To the extent permitted by applicable law, Manager shall be permitted to retain true and complete copies of such records, at its expense.

12.2.2 At all times during and after the Term, all business records and information, including but not limited to, all books of account and general administrative records and all information generated under or contained in the management information system pertaining to the Practice, relating to the business and activities of Manager, shall be and remain the sole property of Manager.

12.2.3 The Practice Operator shall at all times during the Term, and at all times thereafter, make available to Manager for inspection by its authorized representatives, during regular business hours, at the principal place of business of the Practice Operator, any Practice records determined by Manager to be necessary to perform its services and carry out its responsibilities hereunder or necessary for the defense of any legal or administrative action or claim relating to said records.

12.3 Confidentiality of Records. Manager and the Practice Operator will adopt procedures to assure the confidentiality of the records relating to the operations of Manager, the Practice Operator and the Practice, including but not limited to all statistical, financial and personnel data related to the operations of Manager, the Practice Operator or the Practice, which information is not otherwise available to third parties publicly or by law.

12.4 Storage of Records. The Practice Operator agrees to store all records in its possession, including but not limited to patient medical records, at its sole cost and expense, for a minimum of seven (7) years from the date of the last activity recorded in such records. At the end of the aforedescribed seven (7) year period, the Practice Operator shall be entitled to dispose of such records as it deems necessary or appropriate; provided, however, the Practice Operator shall provide prior written notice to Manager of the Practice Operator’s intent to dispose of such records and shall provide Manager with a thirty (30) calendar day period, from the date that such notice is given by the Practice Operator, for Manager to take control of or copy any or all of the records to be disposed of by the Practice Operator, at the sole cost and expense of Manager.

13. INTELLECTUAL PROPERTY AND OTHER PROPRIETARY INFORMATION.

13.1 License of the Practice Operator’s Name and Logo. The Practice Operator agrees to provide Manager with access, without charge, to the outcomes and other data developed by the Practice Operator for use in the operation of the Practice. Manager may include its name and the names of the Practice Operator and the Physicians on any letterhead, professional announcements, brochures, promotional materials, private placements, public offerings, and the like relating to the Practice Operator or Manager.

13.2 Proprietary Property. Manager is and shall be the sole owner and holder of all right, title and interest to the proprietary property of Manager consisting of all copyright, service mark and trademark rights and interests in the logo, management information and other systems, forms, form contracts, and policy manuals relating to the Practice, excluding any logos purchased or created solely by the Practice Operator. The Practice Operator agrees that it shall not at any time knowingly harm, misuse or bring into disrepute the proprietary property of Manager.

13.3 Use of Management Information System (MIS).

13.3.1 Practice’s Use of Manager’s MIS. The Practice Operator shall use all software and hardware provided by Manager pursuant to this Agreement, in accordance with and subject to all of the terms and conditions of any license or sublicense agreements, leases or any other agreements that such software and hardware are subject to, and shall not allow or permit any person to use the software or hardware or any portion thereof in violation of any such license, sublicense, agreements, lease or any other agreements. Notwithstanding any provision in this Agreement to the contrary, the Practice Operator may, at its option and sole cost and expense, acquire hardware and software as it deems appropriate for internal record keeping purposes.

13.3.2 Manager’s Use of Practice’s MIS. The Practice Operator shall permit Manager to use software and hardware owned or licensed by the Practice Operator and used in the operation of the Practice immediately preceding the Effective Date, and software and hardware of the Practice Operator, if any, owned or licensed by the Practice Operator after the Effective Date.

13.4 Confidentiality. The Practice Operator acknowledges that during the course of its relationship with Manager hereunder, the Practice Operator may be given access to or may become acquainted with Confidential Business Information (as defined below) of Manager. In recognition of the foregoing and in addition to any other requirements of confidentiality under applicable Law, the Practice Operator hereby agrees not to disclose or use any of the

Confidential Business Information except in connection with the services rendered to the Practice Operator, as provided herein for the Term of this Agreement and an additional period of five (5) years thereafter. For purposes of this Agreement, “Confidential Business Information” shall mean certain confidential information and trade secrets of Manager relating to its business, including but not limited to the confidential information and trade secrets regarding: (a) business methods; (b) facilities; (c) billing records; (d) tax returns and records; (e) any records, memoranda and correspondences dealing with the business of Manager; (f) policies; (g) financial and operational information, including all insurance records; (h) internal memoranda; (i) form agreements, checklists or pleadings; (j) contracts or agreements executed by or on behalf of Manager with any person or entity, including, but not limited to, hospitals, clinics, medical offices and centers; (k) information regarding advantageous business relationships with hospitals and other facilities; (l) officer, director and shareholder information; (m) suppliers, marketing, and other information and know-how, all relating to or useful in Manager’s business and which have not been disclosed to the general public; and (n) this Agreement. The Practice Operator agrees and acknowledges that the Confidential Business Information of Manager, as such may exist from time to time, constitutes valuable, confidential, special, and unique assets of Manager. The parties hereto agree that the documents relating to the business of Manager, including all Confidential Business Information, are the exclusive property of Manager. The Practice Operator understands and agrees that its obligations and duties under this Section do not cease upon termination of this Agreement and, further, the Practice Operator shall return all such documents (including any copies thereof) to Manager immediately upon the termination of this Agreement.

14. MISCELLANEOUS.

14.1 Governing Law; Jurisdiction. This Agreement shall be construed, interpreted and applied in accordance with the laws of the State of Illinois applicable to contracts entered into and wholly to be performed in the State by residents of the State, without regard to conflict of laws principles. With respect to any legal proceeding brought by Manager which arises out of or relates to this Agreement or the transactions contemplated hereby, exclusive jurisdiction and venue with respect to such matter shall lie in any state or federal court within St. Clair County, IL. With respect to any legal proceeding brought by the Shareholder or the Practice Operator which arises out of or relates to this Agreement or the transactions contemplated hereby, exclusive jurisdiction and venue with respect to such matter shall lie in any state or federal court within Orange County, FL. Each party to this Agreement hereby irrevocably waives, to the fullest extent permitted by law, any objections which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

14.2 Amendment. This Agreement may be amended, modified or supplemented, but only in writing signed by each of Manager and the Practice Operator, except that amendments to Section 4.14 or 4.15 shall require the written consent of Manager, the Practice Operator and the Shareholder(s) of the Practice Operator.

14.3 Assignment. Manager shall have the right to assign, transfer, sell or pledge its rights hereunder without any required consent: (i) to any Affiliate of Manager; (ii) to a third party as part of a sale of substantially all or a part of Manager’s business; and (iii) to any lending institution, for security purposes or as collateral, from which Manager obtains financing, which right of assignment shall include any right of Manager as a third-party beneficiary; provided, however, that no such assignment, transfer or sale shall relieve Manager from its obligations hereunder, and provided further that any assignment under clause (i) or (ii) shall also be subject to the assumption by the transferee (as co-obligor with Manager) of the duties, obligations and covenants of Manager under this Agreement. Except as set forth in this Agreement, neither Manager nor the Practice Operator shall have the right to assign their respective rights and obligations hereunder without the written consent of the other Party. An “assignment” by the Practice Operator in violation of this provision shall include, without limitation, any transfer of ownership interests of the Practice Operator, any reorganization of the Practice Operator, any merger of the Practice Operator and any sale of substantially all of the assets, of the Practice Operator, provided however that the Parties acknowledge that the Company shall be permitted to merge with and into PainCare Acquisition Company, Inc. on the Practice Transition Date which merger shall not be deemed a breach of any provision of this Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

14.4 Requirement of Good Faith. Wherever this Agreement provides for a determination, decision, selection, consent, approval or adoption by either Party hereto, the determination, decision, selection, consent, approval or adoption by said Party shall be made in good faith and in the sole and absolute discretion of said Party notwithstanding any requirement to consult with the other Party.

14.5 Force Majeure. Except with respect to payment obligations, neither Party shall be liable nor deemed to be in default for any delay or failure in performance under the Agreement or other interruption of service or employment deemed resulting, directly or indirectly, from acts of God, civil or military authority, acts of public enemy, war, accidents, fires, explosions, earthquakes, floods, failure of transportation, machinery or supplies, vandalism, strikes or other work interruptions beyond the reasonable control of either Party. However, both Parties shall make good faith efforts to perform under this Agreement in the event of any such circumstances.

14.6 Indemnification. The Practice Operator shall indemnify, defend and hold harmless the Manager and any Affiliates of Manager from any and all liability, loss, claim, lawsuit, injury, cost, damage or expense whatsoever arising out of, incident to or in any manner occasioned by the performance or nonperformance of any duty or responsibility under this Agreement by the Practice Operator, or any of its employees, agents, contractors or subcontractors, which indemnification shall expressly include all liabilities, losses, claims, lawsuits, injuries, costs, damages or expenses incurred by Manager as a result of any allegations that Physicians have violated the federal or the applicable State’s self-referral and anti-kickback laws or have engaged in any fraudulent billing practices including, without limitation, upcoding, unbundling, or false claims.

14.7 Access to Records. As an independent contractor of the Practice Operator, Manager shall, in accordance with Section 1395x(V)(1)(I) of Title 42 United States Code, until the expiration of four (4) years after the termination of this Agreement, make available upon written request to the Secretary of the United States Department of Health and Human Services (“USDHHS”), or upon request of the Comptroller General of the United States General Accounting Office (“USGAO”), or any of their duly authorized representatives, a copy of this Agreement and such books, documents and records as are necessary to certify the nature and extent of the costs of the services provided by Manager under this Agreement. Manager further agrees that in the event Manager carries out any duties under this Agreement through a subcontract with a value or cost of Ten Thousand and No/100 Dollars ($10,000.00) or more over a twelve (12) month period with a related organization, such agreement shall contain a clause to the effect that until expiration of four (4) years after the furnishing of such services pursuant to such subcontract, the related organization shall make available, upon written request, to the Secretary of the USDHHS, or, upon request, to the Comptroller General of the USGAO, or any of their duly authorized representatives, a copy of such subcontract and such books, documents and records of such organizations as are necessary to verify the nature and extent of such costs.

14.8 Waivers. The failure of a Party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a Party of any condition or of any breach of any term contained in this Agreement shall be effective unless in writing and signed by the waiving Party, and no waiver in any one or more instances shall be deemed to be a continuing waiver of any such condition or breach in another instance or a waiver of any other condition or breach of any other term.

14.9 Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

14.10 Entire Understanding. This Agreement supersedes all prior oral and written understandings and agreements between the Parties hereto. The Parties acknowledge and agree that this document, together with its all schedules, exhibits and attachments, which are hereby incorporated herein and made a part hereof in their entirety by this reference, and all other documents specifically referenced herein, constitute the entire agreement between the Parties regarding the services to be provided by the Parties hereto.

14.11 Further Assurances. Each Party shall, at the reasonable request of any other Party hereto, execute and deliver to such other Party all such further instruments, assignments, assurances and other documents, and take such actions as such other Party may reasonably request in connection with the carrying out of this Agreement.

14.12 Notices. Any notice, request, instruction or other document to be given hereunder by a Party hereto shall be in writing and shall be deemed to have been given: (i) when received if given in person; (ii) on the date of acknowledgement of receipt if sent by facsimile or other wire transmission or by overnight courier; or (iii) five days after being deposited in the U.S. mail, certified mail, return receipt requested, postage prepaid:

If to the Manager, addressed as follows:

PainCare Acquisition Company V, Inc.

37 North Orange Avenue

Ste. 500

Orlando, Florida 32801

Attention: President

Facsimile: (407) 926-9916

If to the Company, addressed as follows:

916 Talon Drive

O’Fallon, IL 62269

Attention: President

Facsimile:

If to the PC, addressed as follows:

Attention: President
Facsimile:

If to Dr. Vick, addressed as follows:

916 Talon Drive
O’Fallon, IL 62269
Attention: President
Facsimile:

or to such other individual or address as a Party hereto may designate for itself by notice to the other Party given as herein provided.

14.13 Headings. The headings preceding the text of sections of this Agreement and the exhibits, attachments and schedules hereto are for convenience only and shall not be deemed part of this Agreement.

14.14 Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

14.15 Remedies Cumulative. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any Party shall be considered exclusive of any other remedy available to a Party, but the same shall be distinct, separate, and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

14.16 Attorneys’ Fees. In the event of any suit under this Agreement or otherwise between PC and Manager, the prevailing Party shall be entitled to all reasonable attorney’s fees and costs, including allocated costs of in-house counsel, to be included in any judgment recovered. In addition, the prevailing Party shall be entitled to recover reasonable attorney’s fees and costs, including allocated costs of in-house counsel, incurred in enforcing any judgment arising from a suit under this Agreement. This post-judgment attorney’s fees and costs provision shall be severable from the other provisions of this Agreement and shall survive any judgment on such suit and is not to be deemed merged into the judgment.

14.17 Authorized Persons. Whenever any consent, approval or determination of a Party is required pursuant to this Agreement, such consent, approval or determination shall be rendered on behalf of the Party by the person or persons duly authorized to do so, which the other Party shall be justified in assuming means any officer of the Party rendering such consent, approval or determination, or such Party’s board of directors.

14.18 Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.19 Survival. All of the representations, warranties, covenants and agreements contained in this Agreement are material and have been relied upon by the parties to this Agreement and shall survive upon the termination of this Agreement for their applicable statute of limitations.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

MANAGER:

PAINCARE ACQUISITION COMPANY V, INC., a Florida business corporation

By:	/s/ Mark Szporka
Print:	Mark Szporka
Title:	CFO

COMPANY:

INDUSTRIAL & SPORT REHABILITATION, LTD., an Illinois business corporation, d/b/a Associated Physicians Group

By:	/S/ John Vick
John Vick, President

PC:

ASSOCIATED PHYSICIAN GROUP, LTD, an Illinois professional corporation

By:	/s/ John Vick
John Vick, President

ONLY AS TO SECTIONS 4.14 AND 4.15 HEREOF:

/s/ John Vick
John Vick, as the sole shareholder of the Company and PC